Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Oregon (the "Trust")was held on May 8, 2000. The holders of shares representing 65% of the totalnet asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

		Trustee			For				Withheld

		Lacy B. Herrmann		203,553,757.28 		3,187,659.00
		Vernon R. Alden		202,930,546.73		3,810,869.55
		David B. Frohnmayer	203,605,303.73		3,136,112.55
		James A. Gardner		204,225,971.63		2,515,444.65
		Diana P. Herrmann		203,570,727.70		3,170,688.58
		Sterling K. Jenson	203,466,251.93		3,275,164.35
		Raymond H. Lung		203,840,745.08		2,900,671.20
		John W. Mitchell		203,309,220.68		3,432,195.60
		Richard C. Ross		203,114,140.13		3,627,276.15
		Ralph R. Shaw		204,291,527.78		2,449,888.50

2. To ratify the selection of KPMG LLP as the Trust's independent auditors.

Number of  Votes:

		For				Against		Abstain

		199,685,431.88		1,026,466.80		6,029,517.60